Exhibit 99.1

Infonet Services Corporation

Morgan Molthrop +1-310-335-2606

morgan_molthrop@infonet.com

Infonet Announces Fiscal 2005 Third Quarter Results

Third quarter fiscal 2005 vs. third quarter fiscal 2004

•	Revenue increased three percent.

•	Operating costs and expenses decreased as a percentage of revenue.

•	Operating loss narrowed.

El Segundo, CA – February 9, 2005 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for the period ended December 31, 2004, Infonet’s third quarter of fiscal year 2005.

Revenue

Revenue for the third quarter of fiscal 2005 rose three percent to $156.1 million, compared with $151.1 million for the same period a year ago. For the first nine months of fiscal 2005, revenue increased five percent over the same prior year period.

Expenses

Operating costs and expenses for the third quarter of fiscal 2005 totaled $174.4 million, on par with $173.7 million a year ago. Operating costs and expenses decreased as a percentage of revenue in this period and for the first nine months of fiscal 2005.

Communications services costs and integration and provisioning costs relate more directly to revenue. In the third quarter of fiscal 2005, these two cost elements amounted to $78.8 million, or 50 percent of revenue, compared with $76.0 million, or 50 percent of revenue, in the same period last year.

Bandwidth and related costs, network operations and selling, general and administrative expenses are generally leverageable and, therefore, are targeted to decline as a

1

percentage of revenue as revenue grows. In the third quarter of fiscal 2005, these three cost elements amounted to $95.6 million, or 61 percent of revenue, compared with $97.6 million, or 65 percent of revenue in the prior fiscal year. Included in these costs for the third quarter of fiscal 2005 were $4.5 million of expense incurred in connection with a modification of an executive employment agreement and $2.9 million of other expenses directly related to the proposed merger with British Telecommunications plc (BT). In the comparable quarter of fiscal 2004, Infonet incurred $5.0 million in litigation settlement expense.

Management continues to focus on expense control and attaining greater operational leverage from fixed costs. The third quarter results compared with last year’s comparable period continue to reflect the improved leverage the company is gaining over its expenses as revenue increases.

Depreciation and amortization expenses for the third quarter of fiscal 2005 increased to $22.2 million from $20.1 million in the third quarter of fiscal 2004.

Results of Operation

Operating loss for the third quarter of fiscal 2005 totaled $18.3 million, an improvement from the operating loss of $22.6 million in the same period last year. Net loss for the current third quarter was $19.0 million, equal to $0.04 per share, compared with a net loss of $20.5 million, or $0.04 per share, in the third quarter of fiscal 2004.

EBITDA1

(In thousands)	Q3 FY2005	Q3 FY2004	9 Mo FY2005	9 Mo FY2004
Net loss	$(19,029)	$(20,517)	$(44,556)	$(57,502)
Depreciation and amortization	22,222	20,071	65,551	58,563
Interest (income) expense, net	(1,536)	(2,023)	(5,148)	(6,000)
Provision (credit) for income taxes	1,027	(314)	2,353	985

EBITDA	$2,684	$(2,783)	$18,200	$(3,954)

Infonet has invested significant cash in long-lived assets that provide leverage as revenue grows. Infonet believes, therefore, that EBITDA (earnings before interest, taxes, depreciation and amortization) is a meaningful measure of operating performance.

EBITDA for the third quarter of fiscal 2005 was $2.7 million, contrasted to negative EBITDA of $2.8 million in the third quarter of fiscal 2004. For the first nine months of fiscal 2005, EBITDA was $18.2 million compared to negative $4.0 million over the same period last year.

Capital Expenditures

The cash outlay for capital expenditures for the third quarter of fiscal 2005 totaled $10.8 million, compared with $9.2 million in the comparable quarter of fiscal 2004. Cash outlay for capital expenditures for the first nine months of fiscal 2005 was $36.9 million.

Commentary

“Infonet continues to evolve in line with its business model. Total revenue for the first nine months of this fiscal year increased by five percent, or $21 million, even after a reduction in revenue of $19 million from channels owned and managed by our European shareholders. Our revenue growth has been strong outside of our four European shareholder countries in spite of this being a difficult market for telecommunication services. As a result, we expect revenue growth in the mid-single digits for fiscal year 2005,” said José A. Collazo, CEO of Infonet.

“Our EBITDA is positive and we’ve reduced our leverageable expenses. For the first nine months of fiscal 2005, Infonet generated $48 million in cash from operating activities. This contributed to our current cash position of $407 million, an increase of $13 million from the beginning of the fiscal year.

“Our continued growth is a testament to the quality of Infonet’s services and the people that work at Infonet. We continue to gain recognition for our services. Over the quarter we’ve added another Telemark award, making the total 12 for past four years, including ‘Best in Class’ for managed data network services for the 10th quarter in a row. Our mobility services won ‘Best Managed Service’ from WCA and Infonet Europe was selected as ‘Best Regional Carrier.’

“In recent weeks we received certain important regulatory approvals for the proposed merger with BT. We expect to receive shareholder approval at a special meeting of shareholders on February 23, and we remain confident that we will receive final regulatory approvals in the near future.”

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-Q with the Securities and Exchange Commission for the quarter ended December 31, 2004 on February 9, 2005. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review third quarter results on Thursday, February 10, 2005, at 9 a.m. EST (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-500-0177. Outside the United States, participants should call 1-719-457-2679.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call 1-719-457-0820. The replay will be available from noon, EST on Thursday, February 10, through 1:00 a.m. on Tuesday, February 15, 2005. The confirmation code for the replay is 343909.

Special Shareholder Meeting

Infonet also announced that the audio portion of its special meeting of stockholders to be held at 10:00 a.m. PST on February 23, 2005 to consider and vote on the proposed Agreement and Plan of Merger by and among Infonet, with British Telecommunications plc (BT), a wholly owned subsidiary of BT Group and Blue acquisition Corp., a wholly owned subsidiary of BT, will be Webcast live over the Internet and available via telephone. To listen to the meeting, participants in the U.S. should call 1-800-818-5264. Outside the U.S., call 1-913-981-4910. Those listening via Internet should log on to www.infonet.com, click on Investor Relations and follow the instructions posted there.

A replay of the call will be available beginning at 4 p.m. EST on February 23 through February 27, 2005 by calling 1-888-203-1112 for U.S. callers or 1-719-457-0820 for international callers. The confirmation code for the replay is 4477422.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for thousands of multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services and Managed IP Services, Infonet also has won “Best Customer Care”, “Best Managed Service”, “Best Regional Carrier” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in more than 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, Infonet has made forward-looking statements in this communication within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding expected synergies, financial guidance, timing of closing, industry ranking, execution of integration plans and organizational structure. These statements are based on information available to Infonet as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. Infonet describes certain of these risks and uncertainties in its 10-K, 10-Q, 8-K and other recent filings with the Securities and Exchange Commission (the “SEC”). These documents are available through the SEC website at www.sec.gov. The accuracy of Infonet’s forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the businesses of the companies suffer due to uncertainty or a decline in market demand and whether the parties are able to achieve planned synergies. Infonet expects that subsequent events or developments may cause its views to change, however, Infonet undertakes no duty to update the forward-looking statements to take account of later events, except to the extent required by law.

(Tables Follow)

Table 1- Key Comparisons, in thousands, except EPS and percent change

	Q3
	FY05	FY04	% change
Income Statement Data
Revenues:
Network services	$77,023	$80,951	(5)%
Consulting, integration and provisioning services	64,231	54,598	18%
Applications services	11,230	12,185	(8)%
Other communication services	3,628	3,351	8%

Total revenues	156,112	151,085	3%

Operating costs and expenses:
Communication services costs	17,705	22,736	(22)%
Integration and provisioning costs	61,108	53,313	15%
Bandwidth and related costs	20,493	25,743	(20)%
Network operations	28,252	32,336	(13)%
Selling, general and administrative	46,856	39,539	19%

Total operating costs and expenses	174,414	173,667	0%

Operating loss	(18,302)	(22,582)	(19)%

Other income (expense):
Interest income	2,288	2,147	7%
Interest expense	(752)	(124)	506%
Equity in losses of unconsolidated affiliates	(898)	(925)	(3)%
Other, net	(190)	816	(123)%

Total other income, net	448	1,914	(77)%

Provision (credit) for income taxes	1,027	(314)	(427)%
Minority interest	148	163	(9)%

Net loss	$(19,029)	$(20,517)	(7)%

EPS	$(0.04)	$(0.04)	(8)%

Depreciation and amortization	$22,222	$20,071	11%

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$406,988	$410,683	(1)%
Current assets	569,958	598,567	(5)%
Total assets	1,007,089	1,066,153	(6)%
Current liabilities	163,380	186,934	(13)%
Total debt	3,027	4,502	(33)%
Total stockholders’ equity	795,509	833,829	(5)%

Table 2 - Key Comparisons, in thousands, except EPS and percent change

	Nine Months
	FY05	FY04	% change
Income Statement Data
Revenues:
Network services	$240,830	$245,150	(2)%
Consulting, integration and provisioning services	189,522	162,804	16%
Applications services	32,641	32,008	2%
Other communication services	9,686	11,468	(16)%

Total revenues	472,679	451,430	5%

Operating costs and expenses:
Communication services costs	57,413	69,877	(18)%
Integration and provisioning costs	179,596	159,575	13%
Bandwidth and related costs	63,238	78,483	(19)%
Network operations	91,084	93,417	(2)%
Selling, general and administrative	125,635	110,533	14%

Total operating costs and expenses	516,966	511,885	1%

Operating loss	(44,287)	(60,455)	(27)%

Other income (expense):
Interest income	6,161	6,452	(5)%
Interest expense	(1,013)	(452)	124%
Equity in losses of unconsolidated affiliates	(2,399)	(2,472)	(3)%
Other, net	(126)	575	(122)%

Total other income, net	2,623	4,103	(36)%

Provision for income taxes	2,353	985	139%
Minority interest	539	165	227%

Net loss	$(44,556)	$(57,502)	(23)%

EPS	$(0.10)	$(0.12)	(22)%

Depreciation and amortization	$65,551	$58,563	12%

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$406,988	$410,683	(1)%
Current assets	569,958	598,567	(5)%
Total assets	1,007,089	1,066,153	(6)%
Current liabilities	163,380	186,934	(13)%
Total debt	3,027	4,502	(33)%
Total stockholders’ equity	795,509	833,829	(5)%

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